UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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JIVE SOFTWARE, INC.
(Exact Name of Registrant as Specified In Its Charter)

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JIVE SOFTWARE, INC.

325 LYTTON AVENUE, SUITE 200

PALO ALTO, CALIFORNIA 94301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:30 a.m. Pacific Daylight Time on Wednesday, May 23, 2012

TO THE HOLDERS OF COMMON STOCK

OF JIVE SOFTWARE, INC.:

The Annual Meeting of Stockholders of Jive Software, Inc., a Delaware corporation, will be held on Wednesday, May 23, 2012, at 8:30 a.m. Pacific Daylight Time, at the officesof Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect three Class Idirectors to serve until the 2015annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of KPMG LLP as ourindependent registered public accounting firm for ourfiscal year ending December 31, 2012;

3.	To consider an advisory vote to approve the compensation of the named executive officersfor the fiscal year ended December 31, 2011, as described in this proxy statement;

4.	To conduct an advisory vote on the frequency of future stockholder advisory votesto approve the compensation of our named executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Jive Software, Inc. has fixed the close of business on March 26, 2012 as the record date for the meeting. Only stockholders of record of our common stock on March 26, 2012 are entitled to notice of and to vote at the meeting.Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about April 9, 2012, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement for our 2012 Annual Meeting of Stockholders and our 2011 annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our 2011 annual report can be accessed directly at the following Internet address: http://www.proxyvoting.com/jive. All you have to do is enter the control number located on your proxy card.

If you have any questions regarding this information or the proxy materials, please visit our website at www.jivesoftware.com or contact our investor relations department at 203-682-8200.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Jive Software, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

/s/ Anthony Zingale
Anthony Zingale
Chief Executive Officer and Chairman of the Board

Palo Alto, California
April 9, 2012

JIVE SOFTWARE, INC.

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

PROXY STATEMENT

FOR 2012ANNUAL MEETING OF STOCKHOLDERS

to be held on May 23, 2012 at 8:30 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board ofdirectors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on May 23, 2012, and any postponements or adjournments thereof. The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, P.C, located at 650 Page Mill Road, Palo Alto, California 94304, on Wednesday, May 23, 2012 at 8:30 a.m. PDT and any adjournment thereof.On or about April 9, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materialscontaining instructions on how to access our proxy statement for our 2012 Annual Meeting and our 2011Annual Report to Stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to hold office until the 2015 annual meeting of stockholders and until their successors are elected and qualified;

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	a non-binding advisory vote to approve named executive officer compensation;

•	a non-binding advisory vote on the frequency of the stockholder advisory vote to approve compensation of our named executive officers; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	FOR the election of three Class I directors;

•	FOR the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	FOR the approval of a non-binding advisory vote to approve named executive officer compensation; and

•	Every “1 year”with respect to the non-binding advisory vote on the frequency of future stockholder advisory votesto approve compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on March 26, 2012, the record date, may vote at the Annual Meeting. As of the record date, we had 62,422,620 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is consideredthe stockholder of recordwith respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvoting.com/jive, 24 hours a day, seven days a week, until 11:59 p.m. on May 22, 2012(have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

•	by toll-free telephone at 1-866-540-5760 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card; or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Secretary of Jive Software, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delawarestate law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholderwithholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

•

Proposal No. 2: The ratification of the appointment of KPMG LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are treated as shares present and entitled to vote for purposes of such proposal, and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The votes that stockholders cast “for” must exceed the votes stockholders cast “against” to approve the advisory vote on named executive officer compensation. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•

Proposal No. 4: The frequency of the advisory vote to approve compensation of our named executive officers receiving the greatest number of votes cast by stockholders - every one year, every two years or every three years - will be the frequency that stockholders approve. Abstentions and broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter - the proposal to ratify the appointment of KPMG LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the approval of the advisory vote on our named executive officer compensation, and the frequency for future non-binding stockholder advisory votes on compensation of our named executive officers.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 9, 2012, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Jive or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. Our bylaws permit up to nine members and, in accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of generally three years and until their successors are elected and qualified, subject to earlier resignation or removal. There is no cumulative voting for election of directors.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the other current members of the board of directors.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Jonathan G. Heiliger(2)	I	35	Director	2011	2012	2015
Matthew A. Tucker(4)	I	33	Chief Technology Officer, Co-Founder and Director	2012	N/A	2015
Sundar Pichai(3)	I	39	Director	2011	2012	2015

Continuing Directors
James J. Goetz(2)	II	46	Director	2007	2013	—
William A. Lanfri(1) (3)	II	59	Director	2008	2013	—
Ted E. Schlein(2)	II	48	Director	2010	2013	—

David G. DeWalt(1)	III	48	Director	2011	2014	—
Chuck J. Robel(1)	III	63	Director	2010	2014	—
Anthony Zingale	III	56	Chief Executive Officer, Director and Chairman	2007	2014	—

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	As part of the restructuring of our board of directors in preparation for our initial public offering, upon the expiration of William Lynch’s service as a Class I Director in May 2012, Mr. Lynch will cease services as a director and Mr. Tucker will stand for election as a Class I director.

Nominees for Director

Jonathan G. Heiliger has served as a Director since March 2011. Mr. Heiliger joined North Bridge Venture Partners in April 2012 as a general partner. From October 2007 to October 2011, Mr. Heiliger served as Vice President of Technical Operations at Facebook, Inc., a social networking company. Prior to that, from October 2005 through October 2007, Mr. Heiliger was a self-employed technology consultant. Mr. Heiliger also serves on the board of directors of a privately held company. In November 2011, Mr. Heiliger joined the board of directors of DuPont Fabros Technology, Inc., a large-scale data center facilities company. Mr. Heiliger was selected to serve on our board of directors due to his extensive experience and knowledge of technology infrastructure and internal technology systems.

Matthew A. Tucker co-founded Jive in February 2001 and has served as our Chief Technical Officer since that time. Mr. Tucker served as a member of our board of directors from February 2001 until March 2011. Mr. Tucker is actively involved in Open Standards efforts, including as a member of the board of directors of the OpenSocial Foundation and former member of the board of directors of the XMPP Standards Foundation. Mr. Tucker holds a B.S. in Computer Science from the University of Iowa. Mr. Tucker is being nominated for re-election to our board of directors due to the perspective and experience he brings as one of our founders and as one of our larger stockholders, as well as his extensive experience and knowledge of the company.

Sundar Pichai has served as a Director since March 2011. Since 2004, Mr. Pichai has served in various capacities at Google Inc., including as a Director of Product Management, Vice President of Product Management and currently as Senior Vice President of Chrome and Applications, Google’s web browser technology. Mr. Pichai holds an M.S. in Materials Science and Engineering from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania. He received a B.Tech from the Indian Institute of Technology. Mr. Pichai was selected to serve on our board of directors because he brings more than 15 years of experience developing high-tech consumer and enterprise products.

Continuing Directors

David G. DeWalt has served as a Director since February 2011. From March 2007 to August 2011, Mr. DeWalt served as the Chief Executive Officer, President and Director of McAfee, Inc., a security software company that merged with Intel Corporation, in February 2011. Prior to joining McAfee, Mr. DeWalt served as Executive Vice President and President Customer Operations and Content Management Software, at EMC Corporation, an information infrastructure technology and solutions provider, from 2005 to 2007, and as its Executive Vice President, EMC Software Group from 2003 to 2005. Mr. DeWalt joined EMC Corporation in 2003 as a result of its acquisition of Documentum, Inc., where he served as its Chief Executive Officer and President from 2001 to 2003. Mr. DeWalt is currently the Chairman of the board of directors of Polycom, Inc. In November 2011, Mr. DeWalt joined the board of directors of Delta Air Lines, Inc., a domestic and international air transportation provider. Mr. DeWalt holds a B.S. in computer science and electrical engineering from the University of Delaware. Mr. DeWalt was selected to serve on our board of directors due to the perspective and experience he brings from over 10 years as a president and chief executive officer of public software companies.

James J. Goetz has served as a Director since August 2007. Mr. Goetz has been a General Partner at Sequoia Capital since 2004. He currently serves on the boards of several privately held companies. In 1996, Mr. Goetz co-founded VitalSigns Software, Inc. Prior to that, Mr. Goetz held various product and marketing positions at SynOptics Inc., AT&T Inc. and Digital Equipment Corporation. Mr. Goetz has an M.S. in Electrical Engineering from Stanford University and a B.S. in Electrical and Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience and extensive knowledge of cloud, mobile and enterprise software companies.

William A. Lanfri has served as an advisor since 2007 and as a Director since October 2008. From January 2006 through the present, Mr. Lanfri has been an independent investor and advisor to early stage technology companies. From 2000 to 2003, Mr. Lanfri was Operating Partner at Accel Partners, an investment management firm. From 2000 to 2001, Mr. Lanfri also served as Chief Executive Officer of Big Bear Networks, a communications equipment company. Mr. Lanfri has an M.B.A. from Santa Clara University and a B.A. in Economics from the University of California at Davis. Mr. Lanfri was selected to serve on our board of directors because of his more than 25 years of background in building enterprise networking and telecommunications companies.

Chuck J. Robel has served as a Director since December 2010. Mr. Robel served as Managing Member and Chief Operating Officer at Hummer Winblad Venture Partners, a venture capital fund, from June 2000 to December 2005. Mr. Robel began his career at PricewaterhouseCoopers LLP, from which he retired as a partner in June 2000. Mr. Robel served as the Chairman of the board of directors of McAfee from June 2006 to March 2011 and as a member of the board of directors of DemandTec, Inc, from September 2006 to February 2012. Mr. Robel currently serves on the board of directors of Autodesk, Inc. and Informatica Corporation. In addition, Mr. Robel also serves on the boards of directors of several privately held companies. Mr. Robel holds a B.S. in Accounting from Arizona State University. Mr. Robel was selected to serve on our board of directors due to his extensive service as a board member of several other technology and software companies, which brings to our board of directors substantial experience and knowledge in the areas of financial expertise, strategic direction and corporate governance leadership.

Ted E. Schlein has served as a Director since July 2010. Mr. Schlein has served as a Managing Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since 1996. From 1986 to 1996, Mr. Schlein served in various executive positions at Symantec Corporation, a provider of Internet security technology and business management technology solutions, including as Vice President of Enterprise Products. He served on the board of directors of ArcSight, Inc., which was acquired by Hewlett Packard, from March 2002 to October 2010. Mr. Schlein services on the boards of directors of several privately held companies. Mr. Schlein holds a B.A. in Economics from the University of Pennsylvania. Mr. Schlein was selected to serve on our board of directors due to his extensive experience working with early-stage technology companies in the enterprise software and infrastructure markets, including ventures within the network and consumer security arena.

Anthony Zingale has served as our Chief Executive Officer since February 2010, as a Director since October 2007 and as the Chairman of our board of directors since August 2011. He most recently served as President and Chief Executive Officer of Mercury Interactive Corporation, a business technology optimization solutions provider that merged with Hewlett-Packard, from December 2004 to December 2006. Since July 2009, Mr. Zingale has served as a member of the board of directors of ServiceSource International, Inc. From May 2007 until February 2011, he served on the board of directors of McAfee, Inc. Mr. Zingale holds a B.S. degree in Electrical and Computer Engineering and a B.S. in Business Administration from the University of Cincinnati. Mr. Zingale was selected to serve on our board of directors due to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the enterprise software industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed the firm of KPMG LLP (“KPMG”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2012. During our year ended December 31, 2011, KPMG served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Jive and its stockholders. At the Annual Meeting of Stockholders, the stockholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2012. Our Audit Committee is submitting the selection of KPMG to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of KPMG will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the board of directors would reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by KPMG for professional services rendered with respect to the years ended December 31, 2011 and 2010. All of these services were approved by the audit committee of the board of directors (the “Audit Committee”):

	2011	2010
Audit Fees(1)	$1,407,000	$58,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

	$1,407,000	$58,500

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements. Fees for 2011 also include fees associated with our initial public offering of common stock completed in December 2011, which included review of our quarterly consolidated financial information included in our registration statement on Form S-1 filed with the SEC, as well as comfort letters, consents and review of documents filed with the SEC.

Auditor Independence

In 2011, there were no other professional services provided by KPMG that would have required the Audit Committee to consider their compatibility with maintaining the independence of KPMG.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF KPMG LLP.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Under recently adopted regulations, stockholders are permitted to provide an advisory vote regarding the approval of compensation of our named executive officers. This advisory vote, while not binding on the board of directors or the compensation committee, provides a means by which stockholders may confirm and approve the overall compensation package of the executive management team. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person.

Although not binding, the results of the vote will be taken into consideration when the compensation committee reviews the executive compensation package in the future.

Our executive compensation policies, as described in “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement, are designed to align the interests of our executive management team with those of our stockholders, provide competitive compensation to attract, motivate and retain experienced executive talent, reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both long-term and short-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables, which outline the total compensation package and our compensation practices relative to our performance. We believe the overall compensation is appropriate for the following reasons:

The vote is advisory and therefore not binding on Jive Software, our compensation committee, or our board of directors. Our board of directors and compensation committee value the opinions of our stockholders and we are providing the vote as required pursuant to Section 14A of the Securities and Exchange Act of 1934. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, our compensation committee will consider the impact of such vote on our compensation policies and decisions.

We are asking the stockholder to approve the following resolution:

Our board of directors recommends that our stockholders approve, on an advisory basis, the compensation of our named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2012 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

Stockholders have the opportunity to advise the board of directors, in a non-binding vote, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation (that is, votes similar to the non-binding vote in Proposal No. 3 above) every one, two or three years. In considering your vote, you may wish to review the information presented in connection with Proposal No. 3 above, the information on our compensation philosophy and policies regarding the named executive officers presented in Compensation Discussion and Analysis and the related compensation tables.

While our compensation strategies are related to both the short-term and longer-term business outcomes, we realize that compensation decisions are made annually. We also believe that an annual advisory vote on named executive officer compensation will give us more frequent feedback on our compensation disclosures and named executive officer compensation program. The board of directors has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on named executive officer compensation to occur each year.

Stockholders should be aware that this advisory vote occurs after the beginning of the compensation year and will not be reflected in the compensation policies currently effective for 2012. In addition, because the compensation elements integrate into an overall compensation package, it may not be possible to immediately change the compensation package to reflect the results of one year’s advisory vote on named executive officer compensation before the next annual meeting of stockholders.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three yearsor abstain. Stockholders are not voting to approve or disapprove the board of director’s recommendation. Although non-binding, the board of directors andthe compensation committee of the board of directors (the “Compensation Committee”) will take into account the outcome of the vote when making future decisions about how often we conduct an advisory stockholder vote on our executive compensation. Notwithstanding the board of director’s recommendation and the outcomeof the stockholder vote, the board of directors may, in the future, decide to conduct advisory votes on a more or less frequent basis and may varyits practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The text of the proposed resolution is as follows:

“Resolved, that the stockholders recommend, in a non-binding vote, whether a non-binding stockholder vote to approve the compensation of our named executive officers should occur every ☐ one year, ☐ two years or ☐ three years.”

THE BOARD RECOMMENDS A VOTE IN FAVOR OF “ONE YEAR” WITH RESPECT TO

THE FREQUENCYTO CONDUCT FUTURE ADVISORY VOTES

TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

DIRECTOR INDEPENDENCE

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Messrs. DeWalt, Goetz, Heiliger, Lanfri, Pichai, Robel and Schlein do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The Nasdaq Stock Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

LEADERSHIP STRUCTURE

The positions of Chairman of the Board and Chief Executive Officer are filled by the same person, Mr. Anthony Zingale. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Zingale’s crucial leadership and years of experience in our business. Serving on our board since October 2007 and as Chief Executive Officer since February 2010, Mr. Zingale has been the director most capable of effectively identifying strategic priorities, leading critical discussion and executing our strategy and business plans. Mr. Zingale possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of ourcompany, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Zingale’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the chairman of the board of directors, or if the Chairman is not otherwise independent. Because Mr. Zingale is our Chairman and Chief Executive Officer, our board of directors has appointed Mr. Robel to serve as our lead independent director. As lead independent director, Mr. Robel presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

EXECUTIVE SESSIONS OF INDEPENDENT DIRECTORS

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our lead independent director. Neither Mr. Zingale, Mr. Lynch, nor Mr. Tucker (once elected) participates in such sessions.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted under the “Investor Relations” section on our website at http://investors.jivesoftware.com/governance.cfm.

MEETINGS OF THE BOARD OF DIRECTORS

The full board met 14 times during 2011. Except for the following, no incumbent member standing for re-election attended fewer than 75% of the total number of meetings of the board and of any board committees of which he was a member during 2011:

•	Mr. Heiliger attended a total of 70% of the board and committee meetings of which he was a member; and

•	Mr. Pichai attended a total of 60% of the board and committee meetings of which he was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. We have scheduled our 2012 annual stockholder meeting on the same day as a regularly scheduled board meeting in order to facilitate attendance by our board members.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

Our Audit Committee is comprised of Messrs. DeWalt, Lanfri and Robel, each of whom is a non-employee, independent member of our board of directors. Mr. Robel is our Audit Committee chairman and our Audit Committee financial expert, as currently defined under the SEC rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Our Audit Committee met four times during 2011.

Our Audit Committee oversees our corporate accounting and financial reporting process. The Audit Committee evaluates our independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Jive engagement team as required by law; reviews our critical accounting policies and estimates; and annually reviews the Audit Committee Charter and the Audit Committee’s performance.

The Audit Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market.A copy of the Audit Committee Charter is available on our website at www.jivesoftware.com.

Compensation Committee

The current members of our Compensation Committee are Messrs. Goetz, Heiliger and Schlein, each of whom is a non-employee, independent member of our board of directors. Mr. Goetz is the Chairman of the Compensation Committee. The Compensation Committee met five times during 2011.

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officersbased on such evaluations. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members.

The Compensation Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the Compensation Committee Charter is available on our website at www.jivesoftware.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee of the board of directors (the “Nominating and Corporate Governance Committee”) consists of Messrs. Lanfri and Pichai, each of whom is a non-employee, independent member of our board of directors. Mr. Lanfri is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met one time during 2011.

Our Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our board of directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of each of the committees of the Board, making recommendations for the creation of additional committees, any change in mandate of the committees or the dissolution of any committees. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and The Nasdaq Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.jivesoftware.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Some of the qualifications that the Nominating and Corporate Governance committee consider include, without limitation, issues of character, judgment, diversity, age, independence, industry and other expertise, corporate experience, length of service, and understanding our business. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience inpositions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated.Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

STOCKHOLDER RECOMMENDATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee will consider candidates for director recommended by any of our stockholders so long as such recommendations and nominations comply with the certificate of incorporation and bylaws of the Company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylawsand the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing and follow the procedures set forth in ourbylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending stockholder and may request an interview with the candidate. The committee has discretion to decide which individuals to recommend for nomination as directors. Stockholder proposals for any recommendations for director nominees at our 2013 annual meeting of stockholders must be received by us no earlier than January 24, 2013 and no later than February 23, 2013.

A stockholder of record can nominate a candidate for election to the board of directors by complying with the procedures in Article II, Section 2.4 of our Amended and Restated Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. Notice must be received by us no later than February23, 2013.

NON-EMPLOYEE DIRECTOR COMPENSATION

Prior to our initial public offering in December 2011, our directors did not receive any cash compensation for their services as directors or as board committee members. We did not pay any fees or make any non-equity awards to or pay any other compensation to our non-employee directors for Fiscal 2011. The prior compensation policy was superseded in connection with our initial public offering, as described below:

Our Compensation Committee has approved an outside director compensation policy that provides the following compensation to each of non-employee directors for board services effective for 2012:

•

an annual cash retainer of $15,000 for serving as chairman of the Audit Committee, $10,000 for serving as chairman of the Compensation Committee and $10,000 for serving as chairman of the Nominating and Corporate Governance Committee;

•	an annual cash retainer of $5,000 for serving as a member of any of the three committees;

•	upon first joining the board of directors, an initial stock option grant to purchase 30,000 shares of our common stock;

•	an initial stock option grant to purchase 45,000 shares of common stock for serving as chairman of the

Audit Committee, and thereafter an annual stock option grant to purchase 15,000 shares of our common stock, subject to continuous service as the chairman of the Audit Committee;

•	a one-time stock option grant to purchase 25,000 shares of our common stock for serving as a member of the Compensation Committee or the Nominating and Corporate Governance Committee;

•	beginning in 2013, an annual stock option grant to all directors, excluding the Lead Independent Director, to purchase 10,000 shares of our common stock; and

•	beginning in 2013, an annual stock option grant to our Lead Independent Director to purchase 15,000 shares of our common stock.

During 2011, non-employee directors did not receive any cash compensation, but received the following:

•

a one-time stock option grant on December 12, 2011, the date of the completion of our prospectus for our initial public offering, to all directors, excluding the Lead Independent Director, to purchase 30,000 shares of our common stock at the initial public offering price; and

•

a one-time stock option grant on December 12, 2011, the date of the completion of our prospectus for our initial public offering to our Lead Independent Director to purchase 40,000 shares of our common stock at the initial public offering price.

In addition, each of Messrs. Pichai, Heiliger and DeWalt received an option exercisable for 100,000 shares of our common stock in connection with becoming a member of our board of directors during 2011.

Directors who are employees do not receive any compensation for their service on our board of directors. We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings.

The following table sets forth information regarding compensation earned by our non-employee directors for the fiscal year ended December 31, 2011:

	Option Awards(1)	All other compensation	Total
David G. DeWalt	$426,910	$—	$426,910
James J. Goetz	183,570	—	183,570
Jonathan G. Heiliger	600,846	—	600,846
William A. Lanfri	183,570	—	183,570
Christopher Lochhead(2)	—	133,336	133,336
Sundar Pichai	600,850	—	600,850
Chuck Robel	244,760	—	244,760
Ted Schlein	183,570	—	183,570

(1)	On December 12, 2011, each of the non-employee directors, except Mr. Robel, was granted options exercisable for 30,000 shares of our common stock.Mr. Robel, who serves as our Lead Independent Director, was granted an option grant exercisable for 40,000 shares of our common stock on December 12, 2011. In addition, each of Messrs. Pichai, Heiliger and DeWalt received an option grant exercisable for 100,000 shares of our common in connection with becoming a member of our board of directors.The fair value of the awards was determined based on the fair value of our common stock on the date of grant. See Note 10of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information.
(2)	Mr. Lochhead resigned from our board of directorsin February 2011.The amount set forth in the “all other compensation” column for Mr. Lochhead represents compensation earned for marketing consulting services he provided in 2011 to assist with our overall business strategy. Mr. Lochhead’s consulting agreement was mutually terminated by Mr. Lochhead and us in May 2011, with services provided by Mr. Lochhead through August 2011. Pursuant to the terms of his termination agreement, 412,000 unvested stock options were cancelled on the effective date of such agreement.

Equity incentive awards outstanding at December 31, 2011 for each non-employee director were as follows:

Name	Option Awards (#)
David G. DeWalt	130,000
James J. Goetz	30,000
Jonathan G. Heiliger	130,000
William A. Lanfri	30,000
Christopher Lochhead	—
Sundar Pichai	130,000
Chuck Robel	160,000
Ted Schlein	30,000

RISK MANAGEMENT

Risk is inherent with every business and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while, our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management.In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants, and risk arising out of related party transactions. The Nominating and Corporate Governance Committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to: c/o Secretary, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities.

In discharging our responsibilities, we have met with the Company’s management and KPMG LLP to review the Company’s accounting functions and the audit process. We discussed and reviewed with the independent registered public accounting firm all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, regarding communications with audit committees. We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the company’s financial statements, the quality and adequacy of the Company’s internal control and issues relating to auditor independence. We also obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee,” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the board of directors:

Chuck J. Robel (Chair)

David G. DeWalt

William A. Lanfri

RELATED PERSON TRANSACTIONS

Statement of Policy Regarding Related Person Transactions

We adopted a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction unless the related transaction is deemed to be on a arm’s length basis as determined by the Legal Department and Corporate Controller. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Legal Department and Corporate Controller for review, consideration and approval. In approving or rejecting any such proposal, consideration is given to the relevant facts and circumstances available and deemed relevant, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. At each regularly scheduled quarterly Audit Committee meeting, management reviews with the Audit Committee any related person transactions entered into during the prior fiscal quarter, including the value of such transactions, if applicable.

Certain Related Person Transactions

We believe that there has not been any transaction or series of transactions during 2011 to which we were, or are to be, a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) who where our next most-highly compensated executive officers as of the end of fiscal 2011, collectively our named executive officers, or NEOs.

Our NEOs for 2011 were:

•	Anthony Zingale, our Chairman of the board of directors and Chief Executive Officer (our “CEO”);

•	Bryan J. LeBlanc, our Chief Financial Officer;

•	John F. Rizzo, Chief Marketing Officer;

•	John McCracken, our Senior Vice President of Worldwide Sales; and

•	Brian J. Roddy, our Senior Vice President of Engineering.

Specifically, this compensation discussion and analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of compensation that we provide. In addition, it analyzes how and why the Compensation Committee of the board of directors arrived at the specific compensation decisions for our executives, including the NEOs, in 2011, and discusses the key factors that the Compensation Committee considered in determining their compensation.

We formed our Compensation Committee in February 2011, and it held its first meeting in March 2011. All significant executive compensation decisions are approved by the Compensation Committee of our board of directors. Although our Compensation Committee is authorized to delegate to sub-committees such power and authority as it sees fit, including the power to award equity grants to non-officers employees, it has not yet done so. Because our Compensation Committee was recently formed, and the company is newly public, the Compensation Committee is still discussing our overall executive compensation philosophy and we expect that our Compensation Committee will continue to review, evaluate and modify our executive compensation framework as a result of our recently becoming a publicly traded company.

Executive Summary

Fiscal 2011 Financial and Business Highlights

We provide a social business software platform that improves business results through enhanced internal and external communication and collaboration among employees, customers and partners. We sell our platform primarily through a direct sales force both domestically and internationally. At December 31, 2011, we had 667 enterprise platform customers with over 20 million users within those customers and their communities.

In fiscal 2011, we achieved several significant financial and business results:

•	recorded fiscal year total revenues of $77.3 million, a 67% increase over our fiscal 2010 total revenues;

•	recorded calculated billings for fiscal 2011 of $104.9 million, a 46.0% increase over our fiscal 2010 calculated billings; and

•	completed two acquisitions targeted at expanding the core functionality of our platform.

In addition, in December2011, we completed an initial public offering of our common stock resulting in net proceeds of approximately $131.4 million.

Executive Compensation Philosophy and Objectives

Philosophy

We operate in a highly competitive and rapidly evolving market, and we expect competition between social business software companies to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain skilled and talented individuals to form an executive team characterized by a high level of sales, marketing, engineering, operations and financial expertise. Our compensation philosophy is designed to establish and maintain an executive compensation program that attracts and rewards proven and talented leaders who possess the skills and experience necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals. Our executive compensation program also permits us to recognize and reward individual achievements within the framework of our overarching goals and objectives.

Objectives

The primary goals of our executive compensation program are to:

•	recruit and retain talented and experienced individuals who are able to develop, implement and deliver on both short-term and long-term value creation strategies;

•	provide a fixed component of pay, base salary, that the Compensation Committee believes is reasonable and competitive for our company size, industry and location;

•	align the interests of our executive officers and stockholders;

•	implement and emphasize a performance-based aspect of compensation that rewards both corporate and individual achievement; and

•	retain flexibility to review our compensation structure periodically as needed to focus on different business objectives from time to time, and review our compensation program at least annually.

Design

As a newly publicly held company, our executive compensation program, which was developed and implemented primarily while we were privately held, has been heavily weighted towards equity in the form of stock option grants. Our board of directors determined that compensation in the form of equity helped to align our executives with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. Our board continues to believe that making equity awards a key component of executive compensation aligns the executive team with the long-term interests of the stockholders. To maintain a competitive compensation program, we have also offered cash compensation in the form of base salaries and annual cash bonuses tied to corporate and individual objectives. Our cash compensation is meant to compensate our executive officers for their day-to-day responsibilities, and short-term (annual) incentive awards to drive excellence and leadership and reward our executives for achievement for our short-term financial objectives.

As we transition from being a privately held company to a publicly traded company, we are evaluating our compensation philosophy and programs, and, at a minimum, we expect to review executive compensation annually. As part of this review process, we expect to consider the levels of compensation that we would be willing to pay to ensure that our compensation remains competitive, that we are meeting our retention objectives and the cost to us if we were required to find a replacement for a key executive or employee.

Our Compensation-Setting Process

Historically, the initial compensation arrangements with our executive officers, including the named executive officers, have been the result of arm’s-length negotiations between us and each individual executive at the time of their hire. Prior to the formation of our Compensation Committee, the board of directors was primarily responsible for overseeing and approving the negotiation of these arrangements based on recommendations from the executive team, including our Chief Executive Officer, Senior Vice President of Human Resources and Chief Financial Officer. Typically, except with respect to his own compensation, our Chief Executive Officer made recommendations to our board of directors regarding compensation matters for each named executive officer, including with respect to each key element of compensation (i.e., base salary changes, annual bonus and equity-based awards).

Pursuant to its charter, the Compensation Committee of our board of directors is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. The Compensation Committee began providing advice to the full board of directors on these matters when it was formed in March 2011 and assumed responsibility for these matters from our board of directors beginning in August of 2011. For additional information on the Compensation Committee, see “Committees of the board of directors – Compensation Committee” elsewhere in this proxy statement.

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties and oversight of our executive compensation program. In March 2011, the Compensation Committee retained Radford to review and assess our current executive employee compensation practices relative to market compensation practices. Specifically, Radford was engaged to:

•	provide data for the establishment of a peer group of companies to serve as a basis for assessing competitive compensation practices going forward;

•

review and assess our current compensation programs relative to market to determine any changes that may need to be implemented in order to remain competitive with our peer group and in connection with our initial public offering;

•	assess the competitiveness of the compensation program against the approved peer companies taking into consideration salary, incentives, equity and other benefits; and

•	review and recommend changes to executive contractual arrangements to ensure that they are consistent with peer and governance best practices.

In addition to the work that Radford performed for our Compensation Committee with respect to executive compensation, Radford provided management with guidance in the establishment of non-executive compensation as well. The total fees paid to Radford for 2011 were $72,688, with respect to executive compensation matters, and $9,657 with respect to non-executive compensation matters. Although Radford advised management with respect to non-executive compensation, with respect to executive compensation matters, it reported to the Compensation Committee.

Our Compensation Committee generally expects to seek input from our Chief Executive Officer, and other members of our executive team, when discussing the performance and compensation of the other named executive officers, as well as during the process of searching for and negotiating compensation packages with new senior management hires. The Compensation Committee also expects to coordinate with our Chief Financial Officer in determining the financial and accounting implications of our compensation programs and hiring decisions.

Elements of Our Executive Compensation Program

The three key elements of our compensation package for named executive officers are on target earnings, made up of base salary and variable incentive compensation, equity-based awards and our benefits programs. For our Senior Vice President of Worldwide Sales, variable incentive compensation includes a sales commission plan. Except with respect to bonuses, which typically are set as a pre-defined percentage of an individual’s salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each named executive officer’s compensation has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of our short- and long-term objectives.

On Target Earnings—Base Salary and Variable Incentive Compensation

When analyzing the cash compensation for our named executive officers, we have viewed the total cash compensation of base salary plus the performance bonuses as the on target earnings for each executive officer. In addition, for Mr. McCracken, who is a sales executive, on target earnings includes base salary, discretionary cash performance bonuses, and his sales commission plan. For Mr. McCracken, base salary and his sales commission were considered to be the primary motivational tool for achieving company goals. In March 2011, the Compensation Committee approved an increase in Mr. McCracken’s discretionary cash performance bonus from $150,000 to $200,000. The increase in Mr. McCracken’s discretionary cash bonus was done to better align Mr. McCracken’s discretionary compensation with the other members of our executive team and our continued focus on top line revenue and billings growth.

Base Salary

We offer base salaries that are intended to provide a level of stable fixed compensation to executives for performance of day-to-day services. Each named executive officer’s base salary was established as the result of arm’s-length negotiation with the individual at the time of hiring, and is generally reviewed annually to determine whether an adjustment is warranted or required. In May of 2011, the Compensation Committee reviewed the base salaries of our executive officers taking into consideration a compensation analysis performed by Radford and the recommendations of our CEO, and determined that the annual base salaries of our executive officers would remain at their current levels.

The base salaries paid to our named executive officers in 2011 are set forth in the Summary Compensation Table below.

Variable Incentive Compensation

Our board of directors adopted an annual cash bonus plan for 2011 in order to reward the performance of our executive officers in achieving our financial and strategic objectives. Under the bonus plan, our board of directors established a target bonus amount (expressed as a percentage of base salary) for each of our executive officers that would become payable based upon the achievement of the applicable target performance measures. For each of the named executive officers, the target bonus was set by our board of directors and was based on achieving 100% of the plan goals. For the first half of 2011, achieving the threshold level of plan goals, which was 80% achievement, the threshold bonus would equal 80% of the target bonus. For achieving the maximum level of plan goals, which was 125%, the maximum bonus would equal 150% of the target bonus. For the second half of 2011 the plan was modified slightly. A threshold, mid-way and stretch target was established for each financial metric, whereby the threshold must be achieved to receive the minimum payout of 70%, achievement of mid-way equaled a payout of 85% and achievement of the stretch target equaled a payout of 100%. For achieving the maximum level of plan goals, which was 150% achievement, the maximum bonus would equal 200% of the target bonus. The methodology is set forth below and in the Grants of Plan-Based Awards Table.

With the exception of Mr. Zingale and Mr. McCracken, under the 2011 bonus plan, 70% of the bonus opportunity was based on the achievement of corporate performance measures and 30% of the bonus opportunity was based on individual performance. Our bonus plan for officers other than Mr. Zingale and Mr. McCracken divides the year into two independent semi-annual performance periods with corresponding independent semi-annual payments.

For Mr. Zingale, 100% of his bonus opportunity was based on the achievement of the two semi-annual corporate performance measures combined to calculate the full year performance factor. For Mr. McCracken, 50% of his bonus opportunity was based on a pre-determined goal for achievement of an annual billable business target, which exceeded our board approved plan and was considered to be a stretch goal, and the remaining 50% was based on the two semi-annual corporate performance measures, combined to calculate the full year performance factor. In addition, Mr. McCracken is entitled to commissions based on a sales commission plan. Both Mr. McCracken’s annual bonus and sales commission plan were based on bookings-related metrics, including new business, renewals, and professional services. We have not disclosed the specific formulae or metrics targets for several reasons, including our belief that disclosure would result in competitive harm. The specific targets for new business, renewals, and professional services for Mr. McCracken were established by our board of directors, with input from our Chief Executive Officer. These targets were based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort on the part of Mr. McCracken. If the targets were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us. The board of directors believed that Mr. McCracken’s annual incentive structure was appropriate because it would drive sales and profitability. Measurement and payment of the bonus opportunity for Mr. McCracken and Mr. Zingale was done on an annual basis.

•

Corporate Performance Measures – In the first half of 2011, every percentage point of achievement below 100% was equivalent to the payout percentage down to a minimum threshold of 80% and for every percentage point of achievement above 100%, every 1% was equivalent to a 2% percentage point increase in payout up to 150%. For the second half of 2011, achievement of bonuses under our annual cash bonus plan was designed to reward outperformance against targets and to penalize underperformance. To this end, each 5 percentage points achieved above the stretch-target metric would result in a 10 percentage point increase in achievement level, up to 200% total achievement at 150% of the stretch-target. Below the stretch-target, mid-way and threshold targets were set so thatachievement of the mid-way resulted in a payout of 85% and achievement of the threshold resulted in a payout of 70%. Once the corporate performance factors are determined, it is then multiplied by the individual performance achievement(for those individuals who have individual performance measures) to come up with the combined payout percentage.

For the plan adopted in 2011, our board of directors established three performance measures; bookings achievement, cash flow from operations, and adjusted EBITDA.50% weighting was placed on bookings achievement, 25% weighting was placed on cash flow from operations and 25% weighting was placed on adjusted EBITDA. These financial metrics were selected because the Compensation Committee and the CEO felt that they obtained the appropriate balance between growth and profitability goals. Although all three performance measures were critical to our strategic goals in 2011, a higher weighting was placed on bookings achievement in order to place more focus on top line revenue and billings growth. These financial performance measures are important indicators of our ability to monetize our solutions,achieve revenue and billings growth, and manage cash flow and profitability. Bookings achievement was calculated as the one year value of subscription licenses billed during the period plus the value of professional services contracts during the year. Cash flow from operations was calculated in accordance with GAAP and was equivalent to the cash flow from operations number reported on the face of our cash flow statement in our Form 10-K. Adjusted EBITDA targets were set based on our operating expenses excluding stock-based compensation, acquisition related amortization of intangibles, other non-cash expenses and other onetime expenses.

•

Individual Performance Measures and Bonus Decisions - Each executive officer is evaluated based on his or her overall performance by our Chief Executive Officer. Our Compensation Committee considered our Chief Executive Officer’s recommendations and approve the final bonus amounts.

Except with respect to the Chief Executive Officer, consistent with the potential for the corporate performance measures to be achieved at greater than 100%, individual performance achievement could be approved at a level greater than 100%. This individual performance assessment would be applied against the 30% of bonus opportunity allocated to individual performance. For example, 80% achievement would result in 24% of the bonus opportunity being earned and 120% achievement would result in 36% of the bonus opportunity being earned.

Mr. Zingale’s performance during 2011 was evaluated by the Compensation Committee based onour achievement of our two semi-annual corporate performance measures.

2011 Bonus Determinations

In August 2011, our compensation committee reviewed our performance against the corporate performance metrics for the period of January 1, 2011 through June 30, 2011, and determined that we achieved110% of our combined performance metrics, which under the existing structure would equate to a payout of 120%. Our Chief Executive Officer made a recommendation to the compensation committee that the bonus be paid out at 100% versus 120% to recognize slight underachievement on our bookings metric whichwas viewed to be the most important of the three metrics. The Compensation Committee agreed with this recommendation and approved payout at 100% for the corporate performance factor. In February 2012, our Compensation Committeeof the board reviewed our performance against the corporate performance metrics for the period of

July 1, 2011 through December 31, 2011 and determined that all three performance metrics were achieved slightly below the stretch-target, which resulted in a factored payout of 93%. Our Chief Executive Officer made a recommendation that the Compensation Committee approve an adjusted payout of 100%, rather than the 93% the plan’s formula resulted in. This recommendation was reviewed by the Compensation Committee, which determined that it would approve a payout of 100% due to our performance on achieving billable bookings as well as the overall success of the business in 2011. These percentages were used to establish the size of the cash bonus pool available to the NEOs and were also applied to each NEO’s target bonus.

Thirty percent of the bonus opportunity for each NEO other than our Chief Executive Officer is based on individual performance based on the Chief Executive Officer’s subjective evaluation of the individual’s overall performance in each semi-annual performance period. The Chief Executive Officer presented his bonus recommendations for each NEO (other than himself) to our Compensation Committee based on his evaluation of each individual’s performance. Specifically, he considered the individual’s performance with respect to his demonstrated leadership in each of their respective business areas, as well as his assessment of his ability to achieve results. For leadership, the Chief Executive Officer subjectively evaluated each NEO’s ability to lead and align his team to support corporate values and objectives and his span of control. For ability to achieve results, the Chief Executive Officer subjectively considered measures of productivity, such as achieving operational efficiencies, leverage and growth of the individual’s organizations to support our growth.

Individual Bonus Assessments

Mr. LeBlanc’s specific operating goals related to achievement of our internal operating plan, our mergers and acquisitions and information technology organization strategies, completing the 2010 financial statement audit, and goals towards preparing us for an initial public offering. Mr. LeBlanc’s individual performance for the first and second halves of 2011 was assessed by Mr. Zingale to be 120% and 125%, respectively. Mr. LeBlanc’s overachievement of his individual performance goals was determined subjectively by Mr. Zingale, taking into account his achievement and leadership in helping us complete a successful initial public offering in December 2011, developing and executing against our mergers and acquisition strategy, performance against the internal operating plan, and continued investment in scaling the general and administrative function and infrastructure.

With respect to Mr. McCracken, whose bonus determination is made annually, the Compensation Committee subjectively determined that he had sufficiently achieved the performance objectives necessary to earn 100% of his target bonus of $200,000. The Compensation Committee evaluated Mr. McCracken’s leadership within the sales organization and his achievement of billings-related metrics. Mr. McCracken’s sales commission component of his variable incentive compensation was earned and paid monthly based on achievement of bookings for each month.

Mr. Rizzo joined us in July 2011 and, accordingly, he only had specific operating goals related to the second half of 2011. Mr. Rizzo’s specific operating goals for the second half of 2011 related to sales support efforts, improving consumer brand awareness, and objectives related to our annual user conference, JiveWorld. Mr. Rizzo’s individual performance for the second half of 2011 was assessed by Mr. Zingale at 90% of target, determined subjectively, but guided in part by his achievements in improving the sales pipeline, a successful JiveWorld and improvements in market awareness.

Mr. Roddy’s specific operating goals related to enhancing our hosting and engineering activities, delivering a new product release, and product quality initiatives. Mr. Roddy’s individual performance for the first half of 2011 was assessed by Mr. Zingale at 90% of target, determined subjectively, but guided in part by his achievements with respect to the successful launch of Jive 5.0 and improvements to the hosting organization and infrastructure. Mr. Roddy’s individual performance for the second half of 2011 was assessed by Mr. Zingale at 90% of target, determined subjectively, but guided in part by his achievements with respect to hosting and product quality goals and product release schedules.

With respect to Mr. Zingale, whose bonus determination is made annually and is solely based on achievement of the corporate performance measures, the Compensation Committee determined subjectively that he had achieved his performance objectives and should be entitled to 100% of his target bonus in line with its determination to pay the corporate performance factors at 100% achievement.

Corporate Performance Achievement

First Half 2011

	Plan Weight	Plan (in millions)	Achievement	Combined Achievement	Final Payout
Bookings	50%	$46.48	92.0%	46%
Adjusted EBITDA	25	(13.52)	102.0	26
Cash flow from operations	25	(3.17)	156.0	38

Corporate performance achievement and executive bonus pool funding				110%	100%

Second Half 2011

	Plan Weight	Plan (in millions)	Factored Achievement	Combined Achievement	Final Payout
Bookings	50%	$62.00	86.1%	43%
Adjusted EBITDA	25	(14.00)	121.2	30
Cash flow from operations	25	(6.00)	71.8	18

Corporate performance achievement and executive bonus pool funding				91%	100%

The bonus amount for each named executive officer, other than Mr. Zingale and Mr. McCracken, was based on the corporate performance attainment percentages of 100% for the first half of 2011 and 100% for the second half of 2011. The product of the corporate performance percentages and the individual performance percentages, as determined by the Chief Executive Officer, were then applied to the target bonus amounts to determine the payout amounts for each named executive officer.

The following bonuses were paid to our named executive officers for 2011:

		Actual Bonus Amount
	Target Bonus as % of Base Salary	1st Half of 2011	2nd Half of 2011	Total	% of Base Salary
Anthony Zingale	50%	$—	$—	$150,000	50%
Bryan J. LeBlanc	50%	60,950	61,814	122,764	53
John McCracken	89%	—	—	200,000	89
Brian J. Roddy	50%	50,925	50,926	101,851	49
John F. Rizzo	50%	—	54,706	54,706	48

Equity-Based Awards

Our practice as a private and rapidly growing company was to grant equity awards to our newly-hired executive officers, in order to effectively align the interests of the executive with our long-term growth objectives. Historically, we have not made regular equity awards to our named executive officers, although we anticipate that annual equity awards may form a component of our compensation structure for executives going forward in order to more effectively align the interests of executive officers and our stockholders and ensure appropriate long-term incentives remain in place.

The sizes and types of awards that have historically been granted to newly-hired executive officers have not been determined based on a specific formula, but rather on a combination of the board of directors’ or Compensation Committee’s discretionary judgment regarding the appropriate level of compensation for the position, the need to fill a particular position, and the negotiation process with the particular individual involved. Since February 2010, we have also solicited input from Radford, which has provided its assessment regarding equity-based awards for new executives. In July 2011, in connection with Mr. Rizzo’s beginning employment, he was made a grant of an option to purchase 350,000 shares. The size of this award was made in accordance with the criteria discussed above.

See the “Grant of Plan-Based Awards Table for the Year Ended December 31, 2011” below for information regarding stock-based award grants to the named executive officers during 2011.

Benefits Programs

Our employee benefit programs, including our 401(k) plan and health, dental, vision and short-term disability programs, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other United States full-time employees.

Post-Employment Compensation

The terms and conditions of employment for each our named executive officers are set forth in their respective offer letter agreements. See “Employment Agreements, Offer Letters and Potential Payments Upon Termination or Change-in-Control” below for more information on these agreements. These agreements and/or applicable equity award documents provide for certain benefits in the event of the named executive officer’s termination of employment under specified circumstances or upon a change in control. We believe that in some cases our extension of these post-employment and change in control benefits was necessary in order to induce these individuals to forego other competitive opportunities that were available to them. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change of control. The material terms of these post-employment arrangements are set forth in “Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, or the Code, limits the amount that we may deduct from our federal income taxes for remuneration paid to our executive officers to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2011, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain otherservice providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. Authoritative accounting guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, included in this proxy statement, with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2011 and included in this proxy statement.

Submitted by the Compensation Committee of the board of directors:

James J. Goetz (Chair)

Jonathan G. Heiliger

Ted E. Schlein

COMPANY COMPENSATION POLICIES AND PRACTICES, RISK ANALYSIS

The Compensation Committee and the full board of directors considered whether our compensation policies and practices, and, in particular, our variable performance compensation plans, incent participants to take increased risks, which could reasonably result in a material adverse effect to us. The board of directors and Compensation Committee concluded that such plans, policies and practices do not create an incentive to take unreasonable risks that could result in material adverse effects on us. In reaching this conclusion, the board of directors and Compensation Committee members noted the following:

•	Our incentive plans focus on key performance metrics, which are less susceptible to manipulation or being favorably influenced by risk-taking activity.

•	We do not engage in any derivative transactions, forward or futures contracts or other “bet-the-company” contracts.

•	A meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our long-term prosperity is an important goal of participants.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table identifies certain information about our executive officers and key employees as of March 26, 2012. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Company
Executive Officers:
Anthony Zingale	56	Chief Executive Officer, Director and Chairman
Bryan J. LeBlanc	44	Chief Financial Officer
John McCracken	45	Senior Vice President of Worldwide Sales
John F. Rizzo	55	Chief Marketing Officer
Brian J. Roddy	42	Senior Vice President of Engineering

Key Employees:
Robert F. Brown, Jr.	42	Senior Vice President of Client Services
Patrick C. Lin	41	Senior Vice President of Product Management
William Lynch	34	Vice President of Product Management, Co-Founder and Director
Matthew A. Tucker	33	Chief Technology Officer and Co-Founder

For information on the business background of Messrs. Zingale and Tucker, see “Election of Board of Directors” above.

Bryan J. LeBlanc has served as our Chief Financial Officer since July 2008. Prior to joining us, Mr. LeBlanc served as the Chief Financial Officer of Webtrends Inc., a web analytics software company, from March 2006 to July 2008. Prior to that, Mr. LeBlanc served as Vice President of Finance and Operations for Mercury Interactive Corporation from May 2002 to March 2006. From March 2001 to May 2002, Mr. LeBlanc served as Chief Financial Officer of inSilicon Corporation, a semiconductor IP provider. From March 2000 to March 2001, Mr. LeBlanc was Chief Financial Officer for Fogdog, Inc., an online retailer of sporting goods and related merchandise. From June 2007 to September 2009, he was a member of the board of directors of Borland Software Corporation. Mr. LeBlanc holds an M.B.A. in Finance and Marketing from Santa Clara University and a B.A. in Biology from Holy Cross College.

John McCracken has served as our Senior Vice President of Worldwide Sales since November 2008. Prior to joining us, Mr. McCracken served as Senior Vice President of Sales at Inovis, Inc., a business management software provider, from March 2008 to October 2008. Prior to that, he served as Director of Sales, South Central Region, for Mercury Interactive from 2001 to 2004, and as its Vice President of Sales of the Americas for JT Governance and Application Performance Solutions from 2004 to December 2007. Mr. McCracken has also held executive management positions at American Express Company, Warrantech Corporation and PC ServiceSource, Inc., and served as an advisory board member for iConclude Co. Mr. McCracken holds a B.B.A. in Marketing from The University of Texas, Austin.

John F. Rizzo has served as our Chief Marketing Officer since July 2011. Prior to joining us, Mr. Rizzo served as the President and Chief Executive Officer of Zeebo, Inc., a developer of wireless entertainment, education and Internet content delivery platforms, from March 2008 to February 2011. From 2004 to March 2008, Mr. Rizzo served as the Chief Executive Officer and President of Catapult Partners Consulting, a consulting firm. Mr. Rizzo has also held executive or senior management positions at Oracle Corporation, Apple Inc. and Intel Corporation, among others. Mr. Rizzo currently serves on the board of directors of a privately held company. Mr. Rizzo holds a B.S. in Electrical Engineering from Stanford University.

Brian J. Roddy has served as our Senior Vice President of Engineering since May 2010. Prior to joining us, from February 2007 to May 2010, Mr. Roddy served as Senior Director of Engineering at Cisco Systems, Inc., a networking communications and information technology provider. Mr. Roddy joined Cisco as a result of the acquisition of Reactivity, Inc., a networking company, which he co-founded in 1997. At Reactivity, Mr. Roddy served as Vice President of Engineering and as a member of the board of directors. Prior to Reactivity, Mr. Roddy was a senior scientist at Apple Inc. Mr. Roddy holds an M.S. in Computer Science from University of Wisconsin-Madison and a B.S.E. in Computer Science from the University of Pennsylvania.

Robert F. Brown, Jr. has served as our Senior Vice President of Client Services since April 2008. Prior to joining us, Mr. Brown served as the Vice President of Sales for Innotas, Inc., a software as a service software provider, from April 2006 to March 2008. Prior to that, Mr. Brown held executive positions in Professional Services with Mercury Interactive from 2003 to 2005. Mr. Brown has also held management positions at Kintana, Inc., Oracle Corporation, PricewaterhouseCoopers LLP and United States Steel Corporation. Mr. Brown holds an M.B.A. from Cleveland State University and a B.S. in Business Administration from West Virginia University.

Patrick C. Lin has served as our Senior Vice President of Product Management since January 2011. Prior to joining us, from November 2004 to December 2010, Mr. Lin served as Vice President of Product Management at VMware, Inc., a provider of virtualization infrastructure software solutions. Prior to that, from May 2001 to November 2004, Mr. Lin was responsible for product management and marketing at Invio Software, Inc., a storage workflow automation vendor acquired by VERITAS Software Corporation. He has also held product management, business development and strategy consulting roles at Intuit Inc., WebTV Network, Inc., which was acquired by Microsoft, and Bain & Company. Mr. Lin holds an M.B.A. from INSEAD and M.S. and B.S. degrees in Electrical Engineering and a B.A. in East Asian Studies from Stanford University.

William Lynch co-founded Jive in February 2001 and has served as a Director since that time. In addition, Mr. Lynch has been a Vice President of Product Management since December 2007. From February 2001 to November 2007, Mr. Lynch was our Vice President of Engineering. Mr. Lynch holds a B.S. in Computer Science from the University of Iowa.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during the years ended December 31, 2011 and 2010 by (i) our Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); and (iii) the three most highly compensated executive officers other than our PEO and PFO who were serving as executive officers at December 31, 2011 (collectively, the “named executive officers”).

Summary Compensation Table for 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony Zingale	2011	$300,000	$—	$—	$150,000	$—	$450,000
Chief Executive Officer	2010	255,769	—	2,611,632	150,000	—	3,017,401

Bryan J. LeBlanc	2011	230,000	—	—	122,764	3,750	356,514
Chief Financial Officer	2010	212,500	—	135,675	111,500	4,400	464,075

John F. Rizzo(4)	2011	113,378	75,000	2,101,618	54,706	—	2,344,702
Chief Marketing Officer

John McCracken	2011	225,000	—	—	407,947	8,722	641,669
Senior Vice President of Worldwide Sales	2010	225,000	—	—	369,189	6,600	600,789

Brian J. Roddy	2011	210,000	—	—	101,851	9,537	321,388
Senior Vice President of Engineering	2010	131,250	—	1,210,087	46,725	4,550	1,392,612

(1)	Represents the grant date fair value. See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for information on the valuation assumptions and other related information.
(2)	Amounts in this column represent amounts earned pursuant to our 2011 Executive Bonus Plan as described in further detail below in the Grants of Plan-Based Awards Table. Amounts earned pursuant to the 2011 Executive Bonus Plan were paid in August 2011 for amounts earned for the first half of 2011 and in March 2012 for amounts earned for the second half of 2011.
(3)	All other compensation for 2011 includes the following:

Name	Value of trip	401(k) matching contributions	Total
Anthony Zingale	$—	$—	$—
Bryan J. LeBlanc	—	3,750	3,750
John F. Rizzo	—	—	—
John McCracken	2,647	6,075	8,722
Brian J. Roddy	2,587	6,950	9,537

(4)	Mr. Rizzo’s employment began in July 2011 and, accordingly, his salary represents amounts earned from that date. Bonus for Mr. Rizzo represents a signing bonus.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2011

		Estimated future payouts under non-equity incentive plan awards(1)				All other Option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)(2)
Name	Grant date(1)	Threshold ($)	Target ($)		Maximum ($)
Anthony Zingale	—	$120,000	$150,000		$300,000	—	$—	$—

Bryan J. LeBlanc	—	46,000	57,500		86,250	—	—	—
	—	40,200	57,500		115,000	—	—	—
John F. Rizzo	—	40,200	57,500		115,000	—	—	—
	08/03/11	—	—		—	350,000	11.60	2,101,618
John McCracken	—	50,000	200,000		250,000	—	—	—
	—		225,000	(3)	—	—	—	—
Brian J. Roddy	—	42,000	52,500		78,750	—	—	—
	—	36,750	52,500		105,000	—	—	—

(1)	For each of the named executive officers, the target bonus was set by our board of directors and was based on achieving 100% of the plan goals. For those executive officers whose bonus was split in two semi-annual periods, for the first half bonus the threshold level of plan goals, which was 80% achievement, the threshold bonus would equal 80% of the target bonus. For achieving the maximum level of plan goals, which was 125% achievement, the maximum bonus would equal 150%. For the second half bonus, for achieving the threshold level of plan goals, which was 80% achievement, the threshold bonus would equal 70% of the target bonus. For achieving the maximum level of plan goals, which was 150% achievement, the maximum bonus would equal 200% of the target bonus.
(2)	See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for information on the valuation assumptions and other related information.
(3)	There is no threshold or maximum for Mr. McCracken’s sales compensation plan. The target is $225,000, see “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Year End 2011

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2011:

	Option Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($/Sh)	Option expiration date
Anthony Zingale	90,312	—	$1.51	03/10/20
	2,068,338	—	1.75	06/02/17	(1)

Bryan J. LeBlanc	472,218	80,623	0.53	07/30/18	(2)
	203,458	126,730	0.56	04/16/19	(3)
	33,333	66,667	2.61	09/08/20	(4)

John F. Rizzo	—	350,000	11.60	08/02/21	(5)

John McCracken	401,964	158,412	0.53	11/12/18	(6)
	253,458	126,730	0.56	04/16/19	(3)

Brian J. Roddy	509,424	777,542	1.75	06/30/20	(7)

(1)	These options may be exercised early, and to the extent such shares are unvested as of a given date, such shares will remain subject to a right of repurchase held by us. These options vested as to 25% of the total granted on June 3, 2011, with an additional 1/12 of the remaining amount vesting quarterly over the following 12 quarters with full vesting occurring on June 3, 2014. At December 31, 2011, options covering 1,723,615 shares remained unvested.
(2)	These options vested as to 25% of the total granted on July 28, 2009, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on July 28, 2012.
(3)	These options vested as to 25% of the total granted on April 17, 2010, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on April 17, 2013.
(4)	These options vested as to 25% of the total granted on August 1, 2011, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on August 1, 2014.
(5)	These options vest as to 25% of the total granted on July 5, 2012, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on July 5, 2015.
(6)	These options vested as to 25% of the total granted on October 28, 2009, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on October 28, 2012.
(7)	These options vested as to 25% of the total granted on May 24, 2011, with an additional 1/36 of the remaining amount vesting monthly over the following 36 months with full vesting occurring on May 24, 2014.

Option Exercises for the Year Ended December 31, 2011

The following table summarizes the number of stock options exercised during 2011 for each named executive officer. The value realized is the actual dollar value the executive received on the exercise date based on the fair market value of the stock on that date. No named executive officer had any restricted stock that vested in 2011

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Anthony Zingale	1,238,765	$9,346,113
Bryan J. LeBlanc	50,000	572,000
John F. Rizzo	—	—
John McCracken	—	—
Brian J. Roddy	—	—

(1)	Since our common stock was not publicly traded until our initial public offering on December 13, 2011, this amount represents the fair value of our common stock on the date of exercise, as determined by our board of directors, less the option exercise price multiplied by the number of shares for which the option was exercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 26, 2012, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Executive Compensation”) and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each listed stockholder is c/o Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the person.

In accordance with the rules of the SEC, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the determination date, which in the case of the following table is March 26, 2012. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership is based on 62,422,620 shares of common stock outstanding as of March 26, 2012.

5% or greater stockholders:	Number of Shares(1)	Percent of Shares Outstanding
Entities affiliated with Sequoia Capital(2)	16,950,233	27.2%
Entities affiliated with Kleiner Perkins Caufield & Byers(3)	6,667,930	10.7%
Matthew Tucker(4)	6,521,265	10.4%
FMR LLC(5)	3,510,076	5.6%

Named executive officers and directors:
James J. Goetz(6)	16,954,399	27.2%
Theodore (“Ted”) E. Schlein(7)	6,672,096	10.7%
William Lynch(8)	6,311,265	10.1%
Anthony Zingale	3,337,985	5.3%
John McCracken	878,390	1.4%
Bryan J. LeBlanc	805,099	1.3%
Brian J. Roddy	643,483	1.0%
William A. Lanfri(9)	585,224	*
Charles (“Chuck”) J. Robel	48,054	*
David G. DeWalt	35,415	*
Jonathan G. Heiliger	31,248	*
Sundar Pichai	31,248	*
John F. Rizzo	—	—
All current executive officers and directors as a group (13 persons)	36,333,906	58.2%

*	Less than 1%

(1)	There is no restricted stock that vests within 60 days of March 26, 2012 to the benefit of any of the executive officers or directors. Includes shares of common stock subject to options currently exercisable or exercisable within 60 days of March 26, 2012 as follows:

Anthony Zingale	2,158,650
Bryan J. LeBlanc	805,099
Brian J. Roddy	643,483
John McCracken	758,390
David G. DeWalt	35,415
James J. Goetz	4,166
Jonathan G. Heiliger	31,248
William A. Lanfri	4,166
Sundar Pichai	31,248
Chuck J. Robel	48,054
Ted E. Schlein	4,166
All executive officers and directors as a group	4,524,085

(2)	Includes 16,065,406 shares held by Sequoia Capital Growth Fund III, L.P., 746,659 shares held by Sequoia Capital Growth III Principals Fund and 138,168 shares held by Sequoia Capital Growth Partners III, L.P., collectively the Sequoia Funds. SCGF III Management, LLC is the general partner of Sequoia Capital Growth Fund III and Sequoia Capital Growth Partners III, and the managing member of Sequoia Capital Growth III Principals Fund (collectively referred to as Sequoia Capital). The managing members of SCGF Management III, LLC, Roelof Botha, J. Scott Carter, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz, have shared voting and dispositive powers over the shares. Mr. Goetz is a member of our board of directors. The address for Sequoia Capital is 3000 Sand Hill Road, 4-250, Menlo Park, CA 94025.
(3)	Includes 6,218,512 shares held by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”) and 449,418 shares held by individuals and entities associated with KPCB XIII. The managing member of KPCB XIII is KPCB XIII Associates, LLC (“KPCB XIII Associates”). Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Theodore E. Schlein, the managing directors of KPCB XIII Associates, exercise shared voting and dispositive control over the shares held by KPCB XIII. The shares held by Kleiner Perkins Caufield & Byers XIII, LLC and associated individuals and entities are held for convenience in the name of “KPCB Holdings, Inc. as nominee,” for the accounts of the individual managers and other individuals and entities that each exercises its own voting and dispositive control over the shares for its own account. Mr. Schlein is a member of our board of directors. The address for KPCB Holdings, Inc. is 2750 Sand Hill Road, Menlo Park, CA 94025.
(4)	Includes 5,571,265 shares held by the Matthew Tucker Trust under agreement dated May 26, 2011 and 950,000 shares held by the Matthew Tucker 2011 Grantor Retained Annuity Trust under agreement dated June 1, 2011, of which trusts Mr. Tucker is trustee.
(5)	FMR LLC is a parent holding company. Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing approximately 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
(6)	Consists of shares listed in footnote (2) above, which are held by the entities associated with Sequoia Capital and shares of common stock subject to options that are currently exercisable by Mr. Goetz. Mr. Goetz, one of our directors, is a managing member and venture investor of the general partner of the Sequoia funds, and therefore may be deemed to share voting power and investment control over the shares held by these entities.
(7)	Consists of shares listed in footnote (3) above, which are held by KPCB Holdings, Inc. and shares of common stock subject to options that are currently exercisable by Mr. Schlein. Mr. Schlein, one of our directors, is a managing partner of the general partner of KPCB Holdings, Inc., and therefore may be deemed to share voting power and investment control over the shares held by KPCB Holdings, Inc.
(8)	Represents shares held by The William Matthew Lynch Trust dated May 6, 2011 fbo William Matthew Lynch.
(9)	Includes shares held in the name of Hawkswatch Holdings, LLC. Mr. Lanfri is the sole member of Hawkswatch Holdings and therefore is deemed to have voting power and investment control over the shares held by this entity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2011, all Section 16(a) filing requirements were satisfied on a timely basis, except the Forms 4 to report the automatic annual stock option grants to certain of our non-employee directors: David G. DeWalt, James J. Goetz, Jonathan G. Heiliger, William Lanfri, Sundar Pichai, Charles J. Robel and Theodore Schlein. Such late filings did not result in any liability under Section 16(b) of the Exchange Act.

EMPLOYMENT AGREEMENTS, OFFER LETTERS AND POTENTIAL PAYMENTS

UPON TERMINATION OR CHANGE-IN-CONTROL

Anthony Zingale

We entered into an executive employment agreement with Mr. Zingale, our Chief Executive Officer, in May 2010. The executive employment agreement has no specific term and constitutes at-will employment. Mr. Zingale’s current annual base salary is $300,000, and he is eligible to earn bonus compensation under our executive bonus compensation plan. In connection with Mr. Zingale’s commencement of employment, he was initially granted an option to purchase 2,757,784 shares of our common stock at an exercise price of $1.75 per share. The executive employment agreement provides for acceleration of 100% of the then-unvested shares subject to this option in the event Mr. Zingale is terminated for any reason or not offered employment as the resulting organization’s chief executive officer at a location within 35 miles of the previous location of Mr. Zingale’s employment following a change in control. In addition, in August 2011, our board of directors adopted a policy that provides that if Mr. Zingale is involuntarily terminated not within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation and, if Mr. Zingale is involuntarily terminated without cause or his employment is terminated for good reason within 12 months following a change of control, he will be paid 18 months of his base salary and provided 18 months of benefits continuation.

Bryan J. LeBlanc

We entered into an offer letter with Mr. LeBlanc, our Chief Financial Officer, in June 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. LeBlanc’s current annual base salary is $230,000, and he is eligible to earn bonus compensation under our executive bonus compensation plan. In connection with Mr. LeBlanc’s commencement of employment, he was initially granted an option to purchase 552,841 shares of our common stock at an exercise price of $0.53 per share. The option grant provides for acceleration of 50% of the total shares subject to the option in the event Mr. LeBlanc is either involuntarily terminated without cause or is terminated by Mr. LeBlanc for good reason, each within 12 months following a change in control. In addition, in August 2011, our board of directors adopted a policy that provides that if Mr. LeBlanc is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and if Mr. LeBlanc is involuntarily terminated without cause or his employment is terminated for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation.

John F. Rizzo

We entered into an offer letter with Mr. Rizzo, our Chief Marketing Officer, in June 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Rizzo’s current annual base salary is $230,000 and he is eligible to earn bonus compensation under our executive bonus compensation plan. In connection with Mr. Rizzo’s commencement of employment, he was paid a signing bonus of $75,000 and initially granted an option to purchase 350,000 shares of our common stock at an exercise price of $11.60 per share. The option grant provides for acceleration of 50% of the total shares subject to the option in the event Mr. Rizzo is either involuntarily terminated without cause or required to relocate more than 30 miles from our office, each within 12 months following a change in control. In addition, in August 2011, our board of directors adopted a policy that provides that if Mr. Rizzo is involuntarily terminated within the first six months of his employment and not within 12 months following a change of control, he will be paid six months of his base salary and provided six months of benefits continuation and if Mr. Rizzo is involuntarily terminated after the first six months of his employment and not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation. In addition, if Mr. Rizzo is involuntarily terminated without cause or his employment is terminated for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation.

John McCracken

We entered into an offer letter with Mr. McCracken, our Senior Vice President of Worldwide Sales, in October 2008. The offer letter agreement has no specific term and constitutes at-will employment. Mr. McCracken’s current annual base salary is $225,000 and he is eligible to earn a sales incentive bonus equal to 100% of his base salary for achieving designated booking targets plus an annual operating incentive bonus equal to 89% of this base salary should the company exceed its designated normalized booking and profitability numbers as set forth in our annual operating plan. In connection with Mr. McCracken’s commencement of employment, he was initially granted an option to purchase 760,376 shares of our common stock at an exercise price of $0.53 per share. The option grant provides for acceleration of 50% of the total shares subject to the option in the event Mr. McCracken is either involuntarily terminated without cause or is terminated by Mr. McCracken for good reason, each within 12 months following a change in control. In addition, in August 2011, our board of directors adopted a policy that provides that if Mr. McCracken is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation and if Mr. McCracken is involuntarily terminated without cause or his employment is terminated for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation.

Brian J. Roddy

We entered into an offer letter with Mr. Roddy, our Senior Vice President of Engineering in April 2010. The offer letter has no specific term and constitutes at-will employment. Mr. Roddy’s current annual base salary is $210,000 and he is eligible to earn bonus compensation under our executive bonus compensation plan. In connection with Mr. Roddy’s commencement of employment, he was initially granted an option to purchase 1,286,966 shares of our common stock at an exercise price per share of $1.75. The option grant provides for acceleration of 50% of the total shares subject to the option in the event Mr. Roddy is either involuntarily terminated without cause or required to relocate more than 30 miles from our office, each within 12 months following a change in control. In addition, in August 2011, our board of directors adopted a policy that provides that if Mr. Roddy is involuntarily terminated not within 12 months following a change of control, he will be paid nine months of his base salary and provided nine months of benefits continuation. In addition, if Mr. Roddy is involuntarily terminated without cause or his employment is terminated for good reason within 12 months following a change of control, he will be paid 12 months of his base salary and provided 12 months of benefits continuation.

Summary of Benefits

Potential Payments Upon Termination Following Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers as of December 31, 2011 if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change of control on December 31, 2011:

Name	Cash severance benefits	Value of benefits continuation	Number of options that would vest	Intrinsic value of options that would vest(1)	Total severance benefits
Anthony Zingale	$450,000	$22,767	1,723,615	$24,561,514	$25,034,281
Bryan J. LeBlanc	230,000	15,178	137,010	2,048,310	2,293,488
John F. Rizzo	230,000	—	175,000	770,000	1,000,000
John McCracken	225,000	15,178	142,571	2,203,672	2,443,850
Brian J. Roddy	210,000	15,178	38,771	5,539,987	5,765,165

(1)	Intrinsic value is calculated as the difference between the fair value of a share of common stock underlying the options subject to accelerated vesting on December 31, 2011 and the exercise price of these options, multiplied by the number of unvested shares.

Potential Payments Upon Termination Not Following Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to our named executive officers as of December 31, 2011 if their employment had been terminated by us without cause or if they experienced a constructive termination, not following a change of control on December 31, 2011:

Name	Cash severance benefits	Value of benefits continuation	Number of options that would vest	Intrinsic value of options that would vest	Total severance benefits
Anthony Zingale	$300,000	$15,178	—	—	$315,178
Bryan J. LeBlanc	172,500	11,384	—	—	183,884
John F. Rizzo	115,000	—	—	—	115,000
John McCracken	168,750	11,384	—	—	180,134
Brian J. Roddy	157,500	11,384	—	—	168,884

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

We have entered into employment and consulting arrangements with certain of our current executive officers. See “Employment Agreements, Offer Letters and Potential Payments Upon Termination or Change-in-Control.”

We have also entered into indemnification agreements with each of our directors and officers, as well as certain stockholders affiliated with our directors.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

An eligible stockholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with our 2013 Annual Meeting of Stockholders must deliver a copy of the proposal to the Secretary of Jive Software, Inc. at our principal executive offices, no later than February 23,2013 and no earlier than January 24, 2013.

However, if the date of our 2012 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting, or (2) the tenth day following the day on which Public Announcement of the date of such annual meeting is first made.

Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2013 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Amended and Restated Bylaws. Notice must be received by the Secretary of Jive Software, Inc. by February 23,2013. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301.

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2013 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 10, 2012. Such proposals must be delivered to our Secretary, at Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2011 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2011 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Jive Software, Inc., 325 Lytton Avenue, Suite 200, Palo Alto, California 94301. The 2011 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Stockholders and on our website at http://www.jivesoftware.com.

JIVE SOFTWARE, INC.

April 9, 2012
Palo Alto, California

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 22, 2012.

INTERNET http://www.proxyvoting.com/jive Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Please have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

16770	Fulfillment 16769

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “1 YEAR” ON PROPOSAL 4.

Please mark your votes as indicated in this example	☒

		FOR	WITHHOLD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	ELECTION OF THREE CLASS I DIRECTORS	ALL	FOR ALL
	Nominees:	☐	☐	☐	2.	To ratify the appointment of KPMG LLP as Jive Software’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
01	Jonathan G. Heiliger				3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
02	Sundar Pichai
03	Matthew A. Tucker
						1 YEAR	2 YEARS	3 YEARS	ABSTAIN
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)					4.	Advisory vote on the frequency of future advisory votes to approve executive compensation. ☐	☐	☐	☐
*Exceptions

The Board of Directors Recommends a Vote “FOR” each of the Nominees listed in Proposal 1 and “FOR” Proposals 2 and 3 and “1 YEAR” on Proposal 4.
Mark here if you plan to attend the meeting.	☐
Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Jive Software, Inc. account online.

Access your Jive Software, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Jive Software, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-429-5304

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2012 Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.proxyvoting.com/jive

▼  FOLD AND DETACH HERE  ▼

PROXY

JIVE SOFTWARE, INC.

Annual Meeting of Stockholders to be Held on May 23, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF JIVE SOFTWARE, INC.

The undersigned hereby appoints Anthony Zingale, Bryan LeBlanc and William Pierznik, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jive Software, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Jive Software, Inc. to be held May 23, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	16770	Fulfillment
16769